Exhibit 99.1

Net1 appoints Ekta Singh-Bushell to its board of directors

Johannesburg, September 18, 2018 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) (“Net1” or the “Company”) announced today the appointment of Ms. Ekta Singh-Bushell as an independent non-employee director of the Company, effective October 1, 2018. She will also serve on the nominating and corporate governance, audit and remuneration committees.

Ms. Singh-Bushell serves on public and private corporate boards to which she brings diverse global management experience in financial, digital, technology, cybersecurity and risk operations. These include being a non-employee director of TTEC Holdings Inc. (Nasdaq: TTEC), Datatec Limited (JSE: DTC), and DSW Inc. (NYSE: DSW) and a Strategic Board Advisor to DecisionsGPS LLC.

She was previously Chief Operating Officer in the Executive Office of The Federal Reserve Bank of New York and prior to that had a 17 year career with Ernst & Young (“EY”). She served in several senior partner roles with EY including US Innovation and Digital Strategy Leader, Northeast Advisory People Leader and Chief Information Security Officer. She has also served in various Board roles for the Asian American Federation. During her extensive career, she has lived and worked in India, the UK and the USA.

Ms. Singh-Bushell is a Certified Public Accountant (USA). She has a Master’s degree in Electrical Engineering and Computer Science from the University of California, Berkeley, and a Bachelors of Engineering Degree from the University of Poona, India. She is also skilled in the science of governance, relationship and executive leadership effectiveness, having completed programs at Harvard Business School, Kellogg School of Management, INSEAD and Singapore Management University.

“I am very pleased to welcome Ekta to our Board,” said Christopher S. Seabrooke, Chairman of the Net1 Board. “She brings broad global experience and expertise in banking, technology, risk management and governance to Net1 which will be invaluable as we expand our payments, financial services and technology internationally,” he concluded.

Net1’s Board now comprises two executive and five independent directors.

About Net1

Net1 is a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance, and is a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), and Cell C to introduce products to new customers and geographies.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director “ BCW
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com